CONSENT OF MICHAEL P. RICHARDSON, P.E.

I hereby consent to the incorporation by reference of the mineral reserve estimates and other analyses performed by me in my capacity as an independent consultant to Rare Element Resources Ltd. (the "Company"), which are set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, in the Company's Registration Statements on Form S-8 (No. 333-170022), any prospectuses or amendments or supplements thereto, and in any amendment to any of the foregoing.

Date: May 9, 2012

Michael P. Richardson, P.E.

Name: Michael P. Richardson, P.E.
Title: Senior Mining Engineer
John T. Boyd Company